Exhibit 99.2

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                      HANOVER MARRIOTT LIMITED PARTNERSHIP
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                            1998 Third Quarter Report
                        Limited Partner Quarterly Update


HOST MARRIOTT CORPORATION'S CONVERSION TO A REAL ESTATE INVESTMENT TRUST

As publicly announced in April 1998, Host Marriott Corporation ("Host Marriott"), the parent company of the General Partner of the Partnership, has adopted a plan to restructure its business operations so that it will qualify as a real estate investment trust ("REIT") for federal income tax purposes. As part of the REIT conversion, Host Marriott proposes to merge into HMC Merger Corporation (to be renamed "Host Marriott Corporation"), a Maryland corporation ("Host REIT"), and thereafter continue and expand its full-service hotel ownership business. Host REIT will operate through Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership"), of which Host REIT will be the sole general partner. This is commonly called an "UPREIT" structure and it is used to facilitate tax-deferred acquisitions of properties.

In previous correspondence, you were notified that you would be asked to vote on a proposed transaction involving the Merger of this Partnership with the Operating Partnership. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement which contain detailed information relating to this proposal were mailed to all Limited Partners of record as of September 18, 1998. This is the date set by the General Partner as the record date for determining Limited Partners entitled to vote on the Merger and the related amendments to the partnership agreement. The Prospectus/Consent Solicitation Statement and the Partnership's Supplement should be reviewed as you make your decision to vote. You also received, among other things, a list of Questions and Answers and telephone numbers for assistance. We strongly encourage Limited Partners to consult with their own financial and tax advisors when making their decision on how to vote and which option to choose.

It is important that your Partnership Units be voted, regardless of the number of Partnership Units you hold. The solicitation period ends at 5:00 p.m., Eastern time, on December 12, 1998, unless extended. If you have not yet received the Prospectus/Consent Solicitation Statement or if you or your advisors have any questions regarding the Merger, please contact the Information Agent at 1-800-733-8481 extension 445.

FINANCING AND INVESTOR RETURNS

Interest expense decreased 10%, or $98,000, to $901,000 and increased 2%, or $48,000, to $2.8 million for the twelve and thirty-six weeks ended September 11, 1998, respectively, when compared to the same periods in 1997. The weighted average interest rate on the Partnership's debt, which includes the subordinated loan from Host Marriott Corporation, for the thirty-six weeks ended September 11, 1998 and September 12, 1997, was 9.6% and 8.8%, respectively. It is expected that the combined debt service obligations on the mortgage debt and subordinated loan will absorb the net cash flow from the hotel. As a result, no cash distributions are expected for 1998.


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HOTEL OPERATIONS

In addition to the refinancing of the mortgage debt, the Partnership converted the operating lease with Marriott Hotel Services, Inc. ("MHS") to a management agreement. The new agreement became effective August 18, 1997. As a result of the conversion to a management agreement, hotel revenues in the accompanying financial statements now consist of "house profit" which is hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, real estate taxes, insurance and certain other costs.

On a comparative basis, hotel revenues for the twelve and thirty-six weeks ended September 11, 1998 increased 17%, or $287,000, to $2.0 million and decreased 2%, or $114,000, to $5.7 million, respectively, when compared to the same periods in 1997. The decrease in hotel revenues for the thirty-six weeks ended September 11, 1998 is primarily due to a decrease in food and beverage sales. Food and beverage sales decreased 2%, or $32,000, to $1.7 million and 12%, or $693,000, to $5.3 million for the twelve and thirty-six weeks ended September 11, 1998, respectively, when compared to the same periods in 1997. Room sales increased 11%, or $334,000, to $3.3 million, and 4%, or $334,000, to $9.3 million for the twelve and thirty-six weeks ended September 11, 1998, respectively, when compared to the same periods in 1997 due to increases in REVPAR.

REVPAR increased 11%, or $11, to $110 for the twelve weeks ended September 11, 1998 when compared to the twelve weeks ended September 12, 1997 due to a two percentage point increase in average occupancy to 84%. The increase in average occupancy was complemented by an 8%, or $10, increase in average room rate to approximately $131 for the twelve weeks ended September 11, 1998 when compared to the same period in 1997. REVPAR increased 4%, or $4, to $105 for the thirty-six weeks ended September 11, 1998, when compared to the thirty-six weeks ended September 12, 1997 due to a 12%, or $15, increase in average room rate to approximately $138 offset by a six percentage point decrease in average occupancy to 76%. The decrease in average occupancy for the thirty-six weeks ended September 11, 1998 is a result of an overall decline in the market and rooms being temporarily out of inventory during the rooms refurbishment that occurred during January through March 1998.

YEAR 2000 ISSUE

The "Year 2000 Issue" has arisen because many existing computer programs and chip-based embedded technology systems use only the last two digits to refer to a year, and therefore do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The following disclosure provides information regarding the current status of the Partnership's Year 2000 compliance program.

The Partnership processes its records on computer hardware and software systems maintained by Host Marriott, the parent company of the General Partner of the Partnership. Host Marriott has adopted a compliance program because it recognizes the importance of minimizing the number and seriousness of any disruptions that may occur as a result of the Year 2000 Issue. Host Marriott's compliance program includes an assessment of Host Marriott's hardware and software computer systems and embedded systems, as well as an assessment of the Year 2000 issues relating to third parties with which the Partnership has a material relationship or whose systems are material to the operations of the Partnership's Hotel. Host Marriott's efforts to ensure that its computer systems are Year 2000 compliant have been segregated into two separate phases: in-house systems and third-party systems.

In-House Systems. Host Marriott has invested in the implementation and maintenance of accounting and reporting systems and equipment that are intended to enable the Partnership to provide adequately for its information and reporting needs and which are also Year 2000 compliant. Substantially all of Host Marriott's in-house systems have already been certified as Year 2000 compliant through testing and other mechanisms and Host Marriott has not delayed any systems projects due to the Year 2000 Issue. Host Marriott is in the process of engaging a third party to review its Year 2000 in-house compliance. Host Marriott believes that future costs associated with Year 2000 Issues for its in-house systems will be insignificant and will therefore not impact the Partnership's business, financial condition and results of operations. Host Marriott has not developed, and does not plan to develop, a separate contingency plan for its in-house systems due to their current Year 2000 compliance. However, Host Marriott does have detailed contingency plans for its in-house systems covering a variety of possible events, including natural disasters, interruption of utility service and similar events.

Third-Party Systems. The Partnership relies upon operational and accounting systems provided by third parties, primarily Marriott Hotel Services, Inc., the Manager of its hotel (the "Hotel"), to provide the appropriate property-specific operating systems (including reservation, phone, elevator, security, HVAC and other systems) and to provide it with financial information. Based on discussions with the third parties that are critical to the Partnership's business, including the Manager of its Hotel, Host Marriott believes that these parties are in the process of studying their systems and the systems of their respective vendors and service providers and, in many cases, have begun to implement changes, to ensure that they are Year 2000 compliant. To the extent these changes impact property-level systems, the Partnership may be required to fund capital expenditures for upgraded equipment and software. Host Marriott does not expect these charges to be material, but is committed to making these investments as required. To the extent that these changes relate to the Manager's centralized systems (including reservations, accounting, purchasing, inventory, personnel and other systems), the Partnership's management agreement generally provides for these costs to be charged to the Partnership's Hotel. Host Marriott expects that the Manager will incur Year 2000 costs for its centralized systems in lieu of costs related to system projects that otherwise would have been pursued and therefore, its overall level of centralized charges allocated to the Hotel will not materially increase as a result of the Year 2000 compliance effort. Host Marriott believes that this deferral of certain system projects will not have a material impact on its future results of operations, although it may delay certain productivity enhancements at the Partnership's Hotel. Host Marriott will continue to monitor the efforts of these third parties to become Year 2000 compliant and will take appropriate steps to address any non-compliance issues. The Partnership believes that in the event of material Year 2000 non-compliance caused by a breach of the Manager's duties, the Partnership will have the right to seek recourse against the Manager under its third party management agreement. The management agreement generally does not specifically address the Year 2000 compliance issue. Therefore the amount of any recovery in the event of Year 2000 non-compliance at a property, if any, is not determinable at this time.

Host Marriott will work with the third parties to ensure that appropriate contingency plans will be developed to address the most reasonably likely worst case Year 2000 scenarios, which may not have been identified fully. In particular, Host Marriott has had extensive discussions regarding the Year 2000 Issue with Marriott International, the Manager of the Hotel. Due to the significance of Marriott International to the Partnership's business, a detailed description of Marriott International's state of readiness follows.

Marriott International has adopted an eight-step process toward Year 2000 readiness, consisting of the following: (i) Awareness: fostering understanding of, and commitment to, the problem and its potential risks; (ii) Inventory: identifying and locating systems and technology components that may be affected;
(iii) Assessment: reviewing these components for Year 2000 compliance, and assessing the scope of Year 2000 issues; (iv) Planning: defining the technical solutions and labor and work plans necessary for each particular system; (v) Remediation/Replacement: completing the programming to renovate or replace the problem software or hardware; (vi) Testing and Compliance Validation: conducting testing, followed by independent validation by a separate internal verification team; (vii) Implementation: placing the corrected systems and technology back into the business environment; and (viii) Quality Assurance: utilizing a dedicated audit team to review and test significant projects for adherence to quality standards and program methodology. Marriott International has grouped its systems and technology into three categories for purposes of Year 2000 compliance: (i) information resource applications and technology (IT
Applications) -- enterprise-wide systems supported by Marriott International's centralized information technology organization ("IR"); (ii) Business-initiated Systems ("BIS") - systems that have been initiated by an individual business unit, and that are not supported by Marriott International's IR organization; and (iii) Building Systems - non-IT equipment at properties that use embedded computer chips, such as elevators, automated room key systems and HVAC equipment. Marriott International is prioritizing its efforts based on how severe an effect noncompliance would have on customer service, core business processes or revenues, and whether there are viable, non-automated fallback procedures (System Criticality).

Marriott International measures the completion of each phase based on documented and quantified results, weighted for System Criticality. As of the end of the 1998 third quarter, the awareness and inventory phases were complete for IT
Applications and nearly complete for BIS and Building Systems. For IT Applications, the Assessment, Planning and Remediation/Replacement phases were each over 80 percent complete, and Testing and Compliance Validation had been completed for a number of key systems, with most of the remaining work in its final stage. For BIS and Building Systems, Assessment and Planning were in the mid- to upper-range of completion, with a substantial amount of work in process, while the progress level for Remediation/Replacement and Testing and Compliance Validation had not yet been documented and quantified. Quality Assurance is also in progress for IT Applications and is scheduled to begin for BIS and Business Systems in the near future. Marriott International's goal is to substantially complete the Remediation/Replacement and Testing phases for its System Critical IT Applications by the end of 1998, with 1999 reserved for unplanned contingencies and for Compliance Validation and Quality Assurance. For System Critical BIS and Building Systems, the same level of completion is targeted for June 1999 and September 1999, respectively.

Marriott International has initiated Year 2000 compliance communications with its significant third party suppliers, vendors and business partners, including its franchisees. Marriott International is focusing its efforts on the business interfaces most critical to its customer service and revenues, including those third parties that support the most critical enterprise-wide IT Applications, franchisees generating the most revenues, suppliers of the most widely used Building Systems and BIS, the top 100 suppliers, by dollar volume, of non-IT products, and financial institutions providing the most critical payment processing functions. Responses have been received from a majority of the firms in this group.

Marriott International is also establishing a common approach for testing and addressing Year 2000 compliance issues for its managed and franchised properties. This includes a guidance protocol for operated properties, and a Year 2000 "Toolkit" for franchisees containing relevant Year 2000 compliance information. Marriott International is also utilizing a Year 2000 best-practices sharing system.

Risks. There can be no assurance that Year 2000 remediation by the Partnership or third parties will be properly and timely completed, and failure to do so could have a material adverse effect on the Partnership, its business and its financial condition. The Partnership cannot predict the actual effects to it of the Year 2000 Issue, which depends on numerous uncertainties such as: (i) whether significant third parties properly and timely address the Year 2000 Issue; and (ii) whether broad-based or systemic economic failures may occur. Host Marriott is also unable to predict the severity and duration of any such failures, which could include disruptions in passenger transportation or transportation systems generally, loss of utility and/or telecommunications services, the loss or distortion of hotel reservations made on a centralized reservation system and errors or failures in financial transactions or payment processing systems such as credit cards. Due to the general uncertainty inherent in the Year 2000 Issue and the Partnership's dependence on third parties, the Partnership is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Partnership. Host Marriott's Year 2000 compliance program is expected to significantly reduce the level of uncertainty about the Year 2000 Issue and Host Marriott believes that the possibility of significant interruptions of normal operations should be reduced.

ESTIMATED 1998 TAX INFORMATION

The net loss of the Partnership is allocated 100% to Marriott Hanover Hotel Corporation, the General Partner of the Partnership. It is expected that 1998 operations will generate a taxable loss.

The 1998 tax information, used for preparing your Federal and state income tax returns, will be mailed no later than March 15, 1999. To ensure confidentiality, we regret that we are unable to furnish your tax information over the telephone. Unless otherwise instructed, we will mail your tax information to your address as it appears on this report. Therefore, to avoid delays in delivery of this important information, please notify the Partnership in writing of any address changes by January 31, 1999.